Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2022

Mifflintown, PA, April 22, 2022 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended March 31, 2022 of $2.1 million, an increase of 29.4%, compared to net income of $1.6 million for the quarter ended March 31, 2021. Earnings per share, basic and diluted, for the three months ended March 31, 2022 was $0.42, 27.3% greater than the $0.33 reported for the three months ended March 31, 2021.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased to deliver strong financial performance as we begin a new fiscal year. These results are indicative of our resolve to responsibly navigate changes in this challenging economic environment as evidenced by our strong credit quality. We are focused on expanding quality loan relationships and deploying excess cash in a strategic manner, while exploring and implementing technologies to reduce operating expenses.”

Financial Results for the Quarter

Annualized return on average assets for the three months ended March 31, 2022 was 1.04%, compared to 0.82% for the three months ended March 31, 2021. Annualized return on average equity for the three months ended March 31, 2022 was 12.55%, compared to 8.68% for the three months ended March 31, 2021.

Net interest income was $5.9 million for the first quarter of 2022 compared to $4.9 million for the first quarter of 2021. Average earning assets increased 3.7%, to $768.5 million, during the three months ended March 31, 2022 compared to the same period in 2021, due to an increase of $47.8 million in average investment securities. The increase in average investment securities was partially offset by a decline of $12.5 million in average loans, primarily due to the forgiveness of PPP loans. While the average loan volume declined between the first quarter of 2021 versus 2022, total loan yield increased by 46 basis points, primarily due to interest collected on previously charged off nonaccrual loans. The yield on earning assets increased 26 basis points, to 3.45%, in the first quarter of 2022 compared to same period last year, while the cost to fund interest earning assets with interest bearing liabilities decreased 23 basis points, to 0.43%, over the same comparable period. During the three months ended March 31, 2022, average interest bearing liabilities increased by $9.1 million compared to the three months ended March 31, 2021, due to growth in average interest-bearing deposits of $63.3 million driven by deposits of government stimulus payments and increased consumer saving during the pandemic, as well as Juniata’s use of brokered deposits. The growth in interest-bearing deposits was partially offset by a decline of $54.2 million in short- and long-term borrowings due to reductions in FRB advances and FHLB borrowings. The net interest margin, on a fully tax equivalent basis, increased from 2.75% during the three months ended March 31, 2021 to 3.17% during the three months ended March 31, 2022.

A loan provision expense of $28,000 was recorded in the first quarter of 2022, compared to a provision credit of $79,000 in the first quarter of 2021. While Juniata continued to experience favorable asset quality trends and net recoveries during the first quarter of 2022, elevated qualitative risk factors were considered in its allowance for loan loss analysis for certain loan segments due to the uncertainty in the economy caused by inflation, labor shortages and supply chain disruptions.

Non-interest income was $1.3 million in both the first quarter of 2022 and 2021. Most significantly impacting non-interest income in the comparative three month periods was a decrease in the value of equity securities of $116,000 in the first quarter of 2022 compared to the first quarter of 2021. Offsetting this decline over the comparative three month periods were increases in customer service and trust fees, as well as commissions from the sales of non-deposit products and fees derived from loan activity.

Non-interest expense was $4.9 million in the three months ended March 31, 2022 compared to $4.6 million in the three months ended March 31, 2021, an increase of 6.0%. Most significantly impacting non-interest expense in the comparative three month periods was a $209,000 increase in employee compensation and benefits expense due to temporary duplication of compensation and benefits expense from employee transitions and increased medical claims expenses, in addition to a $42,000 decline in the gain on other real estate owned. Partially offsetting these increases in the first quarter of 2022 compared to the first quarter of 2021 were declines in equipment expense and professional fees.

Income tax expense of $209,000 was recorded in the first quarter of 2022 compared to an income tax expense of $71,000 recorded in the first quarter of 2021, primarily due to higher taxable income recorded in the 2022 period.

Financial Condition

Total assets as of March 31, 2022 were $807.9 million, a decrease of $2.6 million, compared to total assets of $810.5 million on December 31, 2021. Comparing asset balances on March 31, 2022 and December 31, 2021, cash and cash equivalents increased by $2.5 million, while debt securities available for sale and total loans decreased by $4.4 million and $5.7 million, respectively. Over the same period, deposits increased by $12.4 million, with growth in both non-interest and interest bearing demand deposits. Shareholders’ equity decreased by $14.6 million when comparing March 31, 2022 to December 31, 2021, due to a decline in the fair value of debt securities between the two periods.

Subsequent Event

On April 19, 2022, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 16, 2022, payable on June 1, 2022.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$14,998	$12,928
Interest bearing deposits with banks	1,051	598
Federal funds sold	—	—
Cash and cash equivalents	16,049	13,526

Interest bearing time deposits with banks	490	735
Equity securities	1,101	1,124
Debt securities available for sale	331,043	335,424
Restricted investment in bank stock	1,826	2,116
Total loans	412,575	418,303
Less: Allowance for loan losses	(3,576)	(3,508)
Total loans, net of allowance for loan losses	408,999	414,795
Premises and equipment, net	8,356	8,371
Other real estate owned	—	87
Bank owned life insurance and annuities	16,911	16,852
Investment in low income housing partnerships	2,106	2,306
Core deposit and other intangible assets	162	175
Goodwill	9,047	9,047
Mortgage servicing rights	111	120
Accrued interest receivable and other assets	11,673	5,840
Total assets	$807,874	$810,518
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$188,710	$182,022
Interest bearing	532,159	526,425
Total deposits	720,869	708,447

Short-term borrowings and repurchase agreements	4,753	4,227
Long-term debt	20,000	20,000
Other interest bearing liabilities	1,540	1,568
Accrued interest payable and other liabilities	3,987	4,986
Total liabilities	751,149	739,228
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at March 31, 2022 and December 31, 2021; Outstanding - 4,998,858 shares at March 31, 2022 and 4,988,542 shares at December 31, 2021	5,151	5,151
Surplus	24,864	25,008
Retained earnings	48,313	47,298
Accumulated other comprehensive loss	(18,979)	(3,365)
Cost of common stock in Treasury: 152,421 shares at March 31, 2022; 162,737 shares at December 31, 2021	(2,624)	(2,802)
Total stockholders' equity	56,725	71,290
Total liabilities and stockholders' equity	$807,874	$810,518

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2022	2021
Interest income:
Loans, including fees	$5,108	$4,777
Taxable securities	1,377	1,006
Tax-exempt securities	40	38
Other interest income	7	5
Total interest income	6,532	5,826
Interest expense:
Deposits	462	619
Short-term borrowings and repurchase agreements	13	32
FRB advances	—	18
Long-term debt	116	212
Other interest bearing liabilities	1	2
Total interest expense	592	883
Net interest income	5,940	4,943
Provision for loan losses	28	(79)
Net interest income after provision for loan losses	5,912	5,022
Non-interest income:
Customer service fees	357	325
Debit card fee income	410	413
Earnings on bank-owned life insurance and annuities	52	54
Trust fees	155	112
Commissions from sales of non-deposit products	104	80
Fees derived from loan activity	130	104
Mortgage banking income	7	8
Gain on sales and calls of securities	—	4
Change in value of equity securities	(23)	93
Other non-interest income	84	79
Total non-interest income	1,276	1,272
Non-interest expense:
Employee compensation expense	2,022	1,969
Employee benefits	701	545
Occupancy	331	330
Equipment	175	189
Data processing expense	579	583
Professional fees	176	188
Taxes, other than income	131	124
FDIC Insurance premiums	92	81
Gain on other real estate owned	(7)	(49)
Amortization of intangible assets	13	16
Amortization of investment in low-income housing partnerships	200	200
Other non-interest expense	451	412
Total non-interest expense	4,864	4,588
Income before income taxes	2,324	1,706
Income tax provision	209	71
Net income	$2,115	$1,635
Earnings per share
Basic	$0.42	$0.33
Diluted	$0.42	$0.33

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206